SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2002

OCCIDENTAL PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9210 (Commission File Number)	95-4035997 (I.R.S. Employer Identification No.)

10889 Wilshire Boulevard Los Angeles, California (Address of principal executive offices)	90024 (ZIP code)

Registrant’s telephone number, including area code:
 (310)  208-8800

Item 5. Other Events
SIGNATURE

Item 5. Other Events

Dolphin Project Acquisition. On November 26, 2002, Occidental Petroleum Corporation concluded all administrative matters in the United Arab Emirates (UAE) and completed its previously announced acquisition of a 24.5 percent interest in the $3.5 billion Dolphin Project and Dolphin Energy Limited (DEL). The cost of the acquisition was $310 million, plus a payment of $32 million to account for historical costs through November 26, 2002. DEL is a company that also includes the UAE Offsets Group (51 percent interest) and TotalFinaElf (24.5 percent interest).

The Dolphin participants will collaborate on the Dolphin Project, which consists of two parts: (1) a development and production sharing agreement with Qatar to develop and produce natural gas and condensate in Qatar’s North Field; and (2) the rights for DEL to build, own and operate an approximately 260-mile-long, 48-inch export pipeline to transport 2 billion cubic feet per day of dry natural gas from Qatar to markets in the UAE for a period of 25 years. Construction is expected to begin in 2003.

Rule 10b5-1 Trading Plan. On November 26, 2002, Occidental’s Chairman and Chief Executive Officer, Dr. Ray R. Irani, and a trust for which Dr. Irani acts as trustee, established a pre-arranged trading plan to sell shares of Occidental’s common stock over a designated period in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The plan is being established to diversify the trust’s holdings of Occidental stock in an orderly manner. Under the plan, the trust could sell stock up to an aggregate of 300,000 shares over the next 15 months, subject to certain price restrictions and other contingencies. The plan expires on April 5, 2004, unless terminated earlier under certain conditions.

The shares covered by the plan represent approximately 6.7 percent of Dr. Irani’s beneficial ownership in Occidental and less than 1 percent of Occidental’s total outstanding shares.

Rule 10b5-1 permits the implementation of a written plan for selling stock at times when insiders are not in possession of material, non-public information and allows them to sell stock on a regular basis and in a non-discretionary manner, regardless of any subsequent material, non-public information they receive or the stock’s price at the time of the sale.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION (Registrant)

DATE: November 26, 2002	S. P. Dominick, Jr. S. P. Dominick, Jr., Vice President and Controller (Chief Accounting and Duly Authorized Officer)

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